Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Quest Medical, Inc. 1995 Stock Option Plan, Quest Medical, Inc. 1998 Stock Option Plan, Advanced Neuromodulation Systems, Inc. 2000 Stock Option Plan, Advanced Neuromodulation Systems, Inc. 2001 Employee Stock Option Plan, Advanced Neuromodulation Systems, Inc. 2002 Stock Option Plan, and Advanced Neuromodulation Systems, Inc. 2004 Stock Incentive Plan of St. Jude Medical, Inc. of our report dated March 11, 2005, with respect to the consolidated financial statements and schedule of Advanced Neuromodulation Systems, Inc., included in Form 8-K/A of St. Jude Medical, Inc. dated November 16, 2005 and filed on December 5, 2005 with the Securities and Exchange Commission.

/s/   Ernst & Young LLP

Dallas, Texas
December 2, 2005